EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: April 8, 2005
310.615.1647
mdickers@csc.com

	Janet Herin	Bill Lackey
	Media Relations	Director, Investor Relations
	Corporate	Corporate
	310.615.1693	310.615.1700
	jherin@csc.com	blackey3@csc.com

CSC TO EXCHANGE HEALTH PLANS SOLUTIONS FOR
7.13 MILLION CSC SHARES

          EL SEGUNDO, Calif., April 8 -- Computer Sciences Corporation (NYSE: CSC) today announced it has signed an agreement with a subsidiary of DST Systems Inc. (NYSE: DST) to exchange CSC's Health Plans Solutions (HPS) business for approximately 7.13 million CSC common shares held by the subsidiary. The shares represent approximately 3.8% of CSC's outstanding shares. This exchange, which is subject to customary regulatory approvals, is expected to close this month.

          The HPS business, which will hold $224.6 million in cash so that the value of the business and the CSC shares exchanged will be equal, is valued at $324.6 million, or $45.53 for each CSC share. CSC expects to recognize a gain on the exchange for financial reporting purposes during the first quarter of fiscal 2006. Commencing with CSC's fourth quarter of fiscal 2005, the Health Plans Solutions business will be reported as a discontinued operation and prior periods restated.

          HPS develops enterprise software for the U.S. commercial healthcare industry. The business has approximately 700 employees and annual revenue of approximately $105 million. HPS is not a core CSC business. Its platform and size inhibit synergies with CSC's other offerings in the healthcare market and do not complement the company's overall growth strategy. After the transaction, CSC will continue to provide outsourcing, consulting and systems integration services to both government and commercial customers in the global healthcare market.

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Computer Sciences Corporation - Page 2	April 8, 2005

          The exchange will reduce the company's share base and be accretive to earnings per share for fiscal 2006. The transaction complements the company's objective of enhancing shareholder value while continuing to maintain a strong balance sheet. In furtherance of this objective, CSC will continue to explore strategic options, including acquisitions, additional share repurchases, debt reduction and the pursuit of large transactions with clients.

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.9 billion from continuing operations for the 12 months ended Dec. 31, 2004. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended December 31, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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